Exhibit 10.1

RESTRICTED STOCK UNIT AWARD

The Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Quaker Houghton (the “Company”) has approved the award (the “Award”) to ###PARTICIPANT_NAME### (the “Grantee”), of ###TOTAL_AWARDS### Restricted Stock Units (“Target RSUs”) under the Quaker Houghton Long-Term Performance Incentive Plan (the “2024 Plan”), subject to forfeiture or increase as outlined below. Each vested RSU entitles Grantee to receive one share of Common Stock of the Company on the Distribution Date and the total number of vested RSUs is subject to achievement of the performance criteria described in this agreement (the “Agreement”). The Award is subject to Grantee’s acceptance of the terms and conditions set forth in this Agreement. The level of payment can range from 75% to 125% of the Target RSUs depending on the achievement of the performance criteria. This Award is effective as of ###GRANT_DATE### (the “Effective Date”).

Except as provided herein, Target RSUs subject to this Award will vest in a single installment on ###FIRST_VEST_DATE### (the “Vesting Date”) (the period from the Effective Date to the Vesting Date, the “Restriction Period”) as described in the table below:

For the period beginning December 15, 2024, and ending December 15, 2027 (the “Performance Period”), the Award shall be adjusted as follows:

Performance Metric	Performance Criteria
RTSR Achievement Percentile* (relative to the TSR of companies in the S&P 1500 Chemical Group)	≤ 25th percentile	Between 26th percentile and 74th percentile	≥ 75th percentile
Payout Percentage	Target RSUs will be reduced by 25%	Target RSUs vest at 100%	Target RSUs will be increased by 25%

*The RTSR Achievement Percentile will be determined at the end of the Performance Period. The payout percentages (and vesting) of the Award will be determined by the Committee in its sole discretion. The Award will become vested as of the last day of the Performance Period to the extent determined by the Committee.

The terms and conditions of this Award are governed by this Agreement and, except as otherwise described in this Agreement, the terms of the 2024 Plan. Unless otherwise defined herein, terms used in this Agreement have the meanings assigned to them in the 2024 Plan. A copy of the 2024 Plan document is available at https://shareworks.solium.com.

1.	As soon as practicable after the Effective Date of this Award, the Target RSUs will be credited to a separate account maintained by the 2024 Plan’s third-party administrator on Grantee’s behalf.

2.	The Target RSUs may not be transferred in any manner other than by will or the laws of descent or distribution.

3.	The Target RSUs are not actual shares of Common Stock, and do not have voting rights.

4.	Grantee will receive dividend equivalents on Target RSUs. On each date that the Company pays a cash dividend to holders of Common Stock, the Company, through the 2024 Plan’s third-party administrator, will credit to Grantee’s account an additional number of Target RSUs equal to the total number of Target RSUs credited to Grantee’s account on such date, multiplied by the dollar amount of the per share cash dividend, and divided by the Fair Market Value of a share of Common Stock on such date. Target RSUs credited pursuant to this paragraph will be subject to the same terms and conditions, and will be paid at the same time and in the same form, as the Target RSUs to which the dividend equivalent rights relate.

5.	If Grantee incurs a voluntary Termination of Service with the Company and its subsidiaries for any reason before the Vesting Date all unvested RSUs will be forfeited immediately.

6.	If Grantee’s Termination of Service is due to death, Total Disability or by action of the Company without Cause, in each case, before the Vesting Date the unvested Target RSUs will vest on the Vesting Date based on (i) the performance achieved and (ii) the number of days of active service with the Company or a subsidiary during the Vesting Period over the total number of days in the Vesting Period (the “Proration Fraction”). With respect to vested Target RSUs, a corresponding number of actual shares of Common Stock will be deposited into a stock plan account established under Grantee’s name by the 2024 Plan’s third-party administrator by March 15 of the calendar year following the calendar year in which the Vesting Date occurs. The date of such transfer shall be referred to as the “Distribution Date.” Any fractional RSUs will be forfeited.

7.	If a Change in Control occurs before the Vesting Date, the unvested Target RSUs will vest based on the Proration Fraction on the earlier of (i) the Vesting Date, provided the Grantee remains employed through the Vesting Date, or (ii) the Grantee’s Termination of Service following such Change in Control provided such Termination of Service is due to death, Total Disability, or is a Covered Termination (generally a Termination of Service by action of the Company without Cause or a resignation for Good Reason), in each case within two (2) years following a Change in Control. In the case of (i), the Distribution Date will be as described in Section 6 above. In the case of (ii), the Distribution Date shall be within 2-1/2 months of the applicable Termination of Service Date.

8.	All distributions to Grantee or to Grantee’s beneficiary upon vesting of the RSUs hereunder will be subject to withholding by the 2024 Plan’s third-party administrator of amounts sufficient to cover the applicable withholding obligations. In the event that any required tax withholding upon the settlement of such RSUs exceeds Grantee’s other compensation due from the Company, Grantee agrees to remit to the Company, as a condition to settlement of such RSUs, such additional amounts in cash as are necessary to satisfy the required withholding. Any and all withholding obligations may be settled with shares of Common Stock.

9.	A Grantee’s right to receive or retain this Award, to retain any amount received pursuant to this Award (in cash or Common Stock) and, in the case of Common Stock received pursuant to this Award, to retain any profit or gain the Grantee realized in connection with this Award, shall be subject to any recoupment or “clawback” policy adopted by the Company.

10.	Notwithstanding any provision of this Agreement to the contrary, if a Grantee is a specified employee (as defined in Treas. Reg. §1.409A-1(i)), any payment or benefit under this Agreement that constitutes deferred compensation subject to Code Section 409A and for which the payment event is separation from service (as defined in Treas. Reg. §1.409A-1(h)) shall not be made or provided to the Grantee before the date that is six (6) months after the date of the Grantee’s separation from service. Any payment or benefit that is delayed pursuant to this paragraph shall be made or provided on the first (1st) business day of the seventh (7th) month following the month in which the Grantee’s separation from service occurs. With respect to any cash payment delayed pursuant to this paragraph, the delayed payment shall include interest, at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of the Grantee’s separation from service (or the previous business day if such date is not a business day), for the period from the date the payment would have been made but for this paragraph through the date payment is made. The provisions of this paragraph shall apply only to the extent required to avoid a Grantee’s incurrence of any additional tax or interest under Code Section 409A. To the extent any payment or benefit under the 2024 Plan constitutes deferred compensation subject to Code Section 409A, this 2024 Plan is intended to comply with Code Section 409A and shall be administered, interpreted and construed in accordance therewith to avoid the imposition of additional tax under Code Section 409A.

11.	Nothing in the 2024 Plan or this Agreement will be construed as creating any right in the Grantee to continued employment or service, or as altering or amending the existing terms and conditions of the Grantee’s employment or service.

12.	All notices required to be given hereunder shall be mailed by registered or certified mail to the Company to the attention of its Secretary, at 901 E. Hector Street, Conshohocken, Pennsylvania 19428, and to Grantee at Grantee’s address as it appears on the Company’s books and records unless either of said parties has duly notified the other in writing of a change in address.

13.	To the extent not preempted by Federal law, this Agreement shall be construed, administered and governed in all respects under and by the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of laws principles.

14.	This Agreement contains all the understandings between the parties hereto pertaining to the matter referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. Grantee represents that, in executing this Agreement, Grantee has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter of this Agreement.

QUAKER HOUGHTON

BY:
Joseph A. Berquist

Grantee represents that Grantee is familiar with the terms and provisions of the 2024 Plan, and hereby accepts this Award subject to the terms and provisions of the 2024 Plan insofar as they relate to Target RSUs granted thereunder. Grantee agrees hereby to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the 2024 Plan or this Grant. Grantee authorizes the Company to withhold in accordance with applicable law from any compensation payable to Grantee any taxes required to be withheld by Federal, state, or local law as a result of the vesting of this Award. Grantee represents that, in executing this Agreement, Grantee has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter of this Agreement.

By:

###PARTICIPANT_NAME###
Acceptance Date: ###ACCEPTANCE_DATE###